Exhibit 10.4

August 14, 2017

Appliance Recycling Centers of America, Inc.,

as Borrower Representative

175 Jackson Avenue North, Suite 102

Minneapolis, MN 55343

Attn: Mr. Tony Isaac

Re:	Credit and Security Agreement dated as of May 10, 2017 (as amended, modified and restated from time to time, the “Credit Agreement”) by and among Appliance Recycling Centers of America, Inc., a Minnesota corporation, ApplianceSmart, Inc., a Minnesota corporation, ARCA Recycling, Inc., a California corporation, Customer Connexx LLC, a Nevada limited liability company, and the other borrower parties thereto from time to time (collectively, the "Borrowers"), MidCap Funding X Trust, a Delaware statutory trust (the “Agent”), as assignee of MidCap Financial Trust, acting in its capacity as the administrative agent for itself and certain other "Lender" parties to the hereinafter referenced Loan Agreement from time to time (collectively, “Lenders”)

Ladies and Gentlemen:

Borrowers, Agent and Lenders are parties to the Credit Agreement pursuant to which Lenders extended certain loans and other financial accommodations (collectively, the “Loans”) to Borrowers. The Loans are secured by, among other things, a lien upon substantially all of each Borrower's assets. Appliance Recycling Centers of America, Inc. (“ARCA Parent”) desires to sell all of its equity interests held in ARCA Advanced Processing, LLC (the “AAP Equity Interests”). In connection with such sale, ARCA Parent has requested that Agent release any security interest it may have in the AAP Equity Interests.

Upon Agent's receipt of (a) fully executed documents related to the sale of the AAP Equity Interests by ARCA Parent pursuant to an asset purchase agreement, equity purchase agreement, and other documents and agreements related thereto, in form and substance reasonably satisfactory to Agent, (b) Eight Hundred Thousand and No/100 Dollars ($800,000.00) in immediately available funds (representing all of the proceeds payable to ARCA Parent in connection with the sale of the AAP Equity Interests) into Wells Fargo account number 4121762140 from the sale of the AAP Equity Interests (which will be applied to repay the outstanding principal balance of the Loans), (c) evidence of release of the Guarantees (as defined in Schedule 7.4 of the Credit Agreement), and (d) assumption of the indebtedness of ARCA Parent owing to General Electric Company (whether such assumption is made directly or indirectly by indemnification and/or backstopping of accounts receivable and accounts payable), Agent hereby releases any and all security interests it may have in and to the AAP Equity Interests.

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The foregoing release relates solely and specifically to the AAP Equity Interests, and such release will not in any way effect or release or be deemed to effect or release Agent's or any Lender's lien on any other assets of any Borrower.

Very truly yours,

MIDCAP FUNDING X TRUST

By:	Apollo Capital Management, L.P.,
its investment manager

By:	Apollo Capital Management GP, LLC,
its general partner

By: /s/ Michael Levin
Name: Michael Levin
Title: Authorized Signatory

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